Exhibit 99.1

Press Release

Chilean Cobalt Corp. Names Andy Sloop as Chief Sustainability Officer

BERWYN, PA / ACCESSWIRE / February 3, 2025 / Chilean Cobalt Corp. (OTCQB:COBA) ("Chilean Cobalt" or the "Company") is pleased to announce the appointment of Andy Sloop as its Chief Sustainability Officer.

In this newly-created role, Mr. Sloop will be a member of the leadership team, responsible for driving sustainability strategies and systems that support Chilean Cobalt’s mission to responsibly supply cobalt and other critical minerals for a sustainable future. He will also work closely with the CEO on investor and media engagement and continue serving on the Chilean Cobalt Board.

Mr. Sloop will bring a unique combination of breadth and depth to this role and the Chilean Cobalt team. He has served as an Independent Director, ESG Committee Chair, and Audit Committee Member at Chilean Cobalt since October 2021. He is a recognized sustainability expert with over 30 years of experience in developing and managing innovative programs and initiatives across the public, private, and non-profit sectors. From 2016 to 2024, he served as the Global Director of Zero Waste & Circularity at Nike, where he drove strategic improvements in Nike’s manufacturing supply chain sustainability practices. Additionally, Sloop is a Strategic Advisor to Airbuild, a pioneering cleantech company that has developed a multi-functional bio-panel that sequesters carbon, generates renewable energy, filters water, and produces a value-added biomass material.

Sloop holds a BA in Philosophy, Politics, and Economics from Pomona College and an MBA/MPA from the Atkinson Graduate School of Management at Willamette University. He is also ASQ Six Sigma Green certified in Quality Management and continuous improvement.

About Chilean Cobalt Corp.

Chilean Cobalt Corp. is a US-based and US-listed critical minerals exploration and development company focused on the La Cobaltera cobalt-copper project, located in the past-producing San Juan District in northern Chile, one of the world's few primary cobalt districts known globally. Chilean Cobalt has a deliberate focus on building a dynamic and sustainable business with an emphasis on applying leading environmental stewardship, social engagement, and corporate governance practices to its strategy.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results), and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan", and other similar expressions. Examples of forward-looking statements include, among other, statements the Company makes regarding ability to establish "Proven" or "Probable" Reserves, as defined by the SEC under Industry Guide 7, through the completion of a Definitive Feasibility Study for the minerals that the Company seeks to produce and the inherent risks of mining exploration, development, and processing operations that may negatively impact the business. Consequently, the Company's actual results could differ materially from those anticipated in these forward-looking statements because of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Chilean Cobalt Corp.
Duncan T. Blount
Chairman & CEO
Duncan.Blount@chileancobaltcorp.com

SOURCE: Chilean Cobalt Corp.